EXHIBIT 99.1

Discovery Labs Announces Changes to Board of Directors and Appoints a New Chief Executive Officer

Warrington, PA - January 04, 2013 – Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company dedicated to advancing a new standard in respiratory critical care, today announced changes to its board of directors and appointed a new Chief Executive Officer (CEO).  The following changes are effective immediately:

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W. Thomas Amick, age 70, has resigned as Chairman of the board of directors and CEO.  Mr. Amick served on the board since March 2004, was Chairman of the board since March 2007, and was the Company’s CEO since October 2010.

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John G. Cooper, age 54, has been named Discovery Labs’ President and CEO and has been elected to the Company’s board of directors.  Mr. Cooper served as Discovery Labs’ Executive Vice President and Chief Financial Officer (CFO) from 2002-2010 and was appointed President and CFO in 2010. Mr. Cooper will continue to serve as Discovery Labs' CFO.

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John R. Leone, age 65, has been appointed Chairman of the board.  Mr. Leone was elected to the Discovery Labs’ board in November 2012.  Mr. Leone brings to the Company significant expertise and an outstanding track record in commercializing new products and technologies in the biopharmaceutical industry.   Mr. Leone’s career roles have included President and CEO at Cambrex Corporation, Senior Vice President and Chief Operating Officer of U.S. Commercial Operations at Aventis Pharmaceuticals, and Senior Vice President & General Manager at Rhone-Poulenc Rorer Pharmaceuticals.  Mr. Leone is currently a Partner at Paul Capital Healthcare where he focuses on investment opportunities in commercial-stage life science companies.

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Joseph M. Mahady, age 59, has joined the Company’s board of directors.  Mr. Mahady brings to Discovery Labs extensive strategic and operational experience in the biopharmaceutical industry.  Mr. Mahady had a 30-year career with Wyeth Corporation where, until its acquisition by Pfizer Inc., he served as President – Wyeth Pharmaceuticals, responsible for directing worldwide operations for the company's $20 billion global pharmaceutical business.  Mr. Mahady has broad international commercial experience, including a direct leadership role in more than 30 product launches, and a successful record of developing profitable businesses based on transformational technologies.

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Dr. Max Link, age 72, and Dr. Antonio Esteve, age 55, have resigned from the Company’s board.  Dr. Link has served on the Company’s Board since October 1996 and has been Chairman of the Audit Committee since 2006.  Dr. Esteve has been a member of the board since May 2002.

“The board thanks Tom Amick, Max Link, and Toni Esteve for their many years of service and helping position Discovery Labs for a promising future.” said John R. Leone. “Our newly-constituted board will build on this foundation.  We believe that Discovery Labs’ KL4 surfactant and aerosol delivery technologies can bring transformational improvements to neonatal respiratory critical care.  We are committed to building a specialized biotechnology company that has the potential to establish new standards in respiratory critical care.”

In March 2012, the U.S. Food and Drug Administration (FDA) approved SURFAXIN® for the prevention of respiratory distress syndrome (RDS) in premature infants who are at high risk of developing RDS.  The U.S. commercial introduction of SURFAXIN is anticipated in the second quarter of 2013.  SURFAXIN is the first synthetic, peptide-containing (KL4) surfactant approved by the FDA and the only alternative to animal derived surfactants.  For more information about SURFAXIN, including important safety information, please visit www.surfaxin.com.

AEROSURF® (lucinactant for inhalation), aerosolized KL4 surfactant delivered via Discovery Labs’ proprietary drug delivery technologies, is under development to address RDS in premature infants.  AEROSURF may significantly expand the surfactant-eligible treatment population by providing neonatologists with a means of administering surfactant without the risks currently associated with invasive endotracheal intubation and mechanical ventilation.  Phase 2 clinical trials for AEROSURF are anticipated to begin in the second half of 2013.

Recently, Discovery Labs initiated the introductory phase of the U.S. launch of its AFECTAIR® airway connector for infants receiving aerosolized medication in neonatal or pediatric intensive care units (NICU and PICU, respectively).  The AFECTAIR device, developed as a component of the AEROSURF program, simplifies the delivery of aerosolized medications to critical care patients who require ventilatory support by introducing these medications directly at the patient interface.

ABOUT DISCOVERY LABS
Discovery Laboratories, Inc. is a specialty biotechnology company with one focus – to advance a new standard in respiratory critical care.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, lyophilized, and aerosolized dosage forms.  Discovery Labs is also developing its proprietary drug delivery technologies to enable efficient delivery of aerosolized KL4 surfactant and other inhaled therapies.  Discovery Labs believes that its proprietary technologies make it possible, for the first time, to develop a significant pipeline of products to address a variety of respiratory diseases for which there frequently are few or no approved therapies.

Discovery Labs’ strategy is initially focused on the development of its technologies to improve the management of respiratory distress syndrome (RDS) in premature infants.  Discovery Labs’ RDS product portfolio has the potential to become the new standard of care for RDS and, over time, to significantly expand the current worldwide RDS market.

For more information, please visit our website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties, including without limitation those related to the anticipated U.S. commercial introduction of SURFAXIN, in particular, with respect to activities related to Discovery Labs’ (i) earlier determination that one of its analytical chemistry methods used to assess its drug product’s conformance to specifications requires improvement and that an update to product specifications will be necessary, (ii) plans to improve and validate its analytical method, and (iii) submission of updated product specifications, with respect to which Discovery Labs awaits confirmation from the FDA; the development of AEROSURF, including the planned clinical program, and the development and commercial introduction of AFECTAIR in the U.S. and EU, are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made. The Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:
Media Relations:
Michael Parks, Pitch360 - 484.356.7105 or Michael@pitch360inc.com

Investor Relations:
Michael Rice, LifeSci Advisors - 646.597.6979
John Tattory, Vice President of Finance, Discovery Labs – 215.488.9418